As filed with the Securities and Exchange Commission on April 10, 2006

Registration No. 333-132130

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Secure Computing Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-1637226
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Incorporation No.)

4810 Harwood Road

San Jose, California 95124

(408) 979-6100

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

John McNulty

4810 Harwood Road

San Jose, California 95124

(408) 979-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Kyle Guse, Esq.

Heller Ehrman LLP

275 Middlefield Road

Menlo Park, California 94025

Telephone: (650) 324-7000

Facsimile: (650) 324-0638

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until Secure Computing Corporation shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where such offer or sale is not permitted.

Subject to Completion, dated April 10, 2006

Preliminary Prospectus

SECURE COMPUTING CORPORATION

7,470,792 shares

Common Stock

The shares of Common Stock of Secure Computing Corporation covered by this prospectus may be offered and sold to the public from time to time in one or more issuances.

Our Common Stock trades on the Nasdaq National Market under the symbol “SCUR”. On April 7, 2006, the closing price for our Common Stock, as reported on the Nasdaq National Market, was $10.40 per share.

This prospectus relates to the public offering, which is not being underwritten, of up to 7,470,792 shares of our Common Stock issuable upon the conversion of shares of our Series A Convertible Preferred Stock and exercise of warrants to purchase Common Stock held by Warburg Pincus Private Equity IX, L.P., which we refer to in this prospectus as Warburg Pincus, or the selling stockholder. The shares of Common Stock offered by this prospectus are issuable upon conversion of shares of our Series A Convertible Preferred Stock and exercise of warrants to purchase Common Stock issued by us to Warburg Pincus as part of an investment in us on January 12, 2006. The Series A Convertible Preferred Stock and warrants to purchase Common Stock were originally issued in a private offering made in reliance on Section 4(2) of the Securities Act of 1933, as amended. In connection with the investment, we agreed to register the Common Stock offered by this prospectus. The number of shares of Common Stock offered hereby assumes increases in the number of shares of Common Stock issuable upon conversion of the Series A Convertible Preferred Stock as the liquidation preference of the Series A Convertible Preferred Stock accretes through but not including the date that is 54 months following of the date of issuance thereof.

All of the securities offered by this prospectus may be sold from time to time by or on behalf of the selling stockholder. The prices at which the selling stockholder may sell its shares of our Common Stock will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.

Investing in our Common Stock involves risks. See “ Risk Factors” beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of Common Stock of Secure Computing only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock.

The date of this prospectus is April 10, 2006

ABOUT THIS PROSPECTUS

No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Secure Computing Corporation, Warburg Pincus or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

In this prospectus, the “company,” the “Registrant,” “Secure Computing”, “we,” “us,” and “our” refer to Secure Computing Corporation.

ABOUT SECURE COMPUTING

We use our broad expertise in security technology to develop network security solutions that create trusted connections between organizations and their customers, partners and employees. Our products provide complete solutions separately and they also work well together for a more comprehensive, unified, and centrally managed solution to meet the goals and needs of our customers. Our solutions are comprised of products that integrate well with each other, and which are easy to use, administer, and manage across different systems as they grow. Our products’ ability to scale as the infrastructure or number of users grows has always been, and continues to be, one of our hallmarks. Our architecture allows security functions to be easily embedded into other platforms. Our solutions run on a variety of platforms and integrate well with other enterprise solutions, making our products a safe and economical choice for organizations worldwide. The three product lines that represent the majority of our revenue are the Sidewinder® G2 Firewall™ , our SafeWord® products and our Web filtering products.

In early 2003, we released our next-generation firewall, branded the Sidewinder G2 Firewall, and the Sidewinder G2 Enterprise Manager™, a complementary new firewall management appliance that delivers single-point policy management for up to hundreds of distributed Sidewinder G2 firewalls. In February 2004, we released the Sidewinder G2 Security Appliance. The new Sidewinder G2 Security Appliance line includes eleven models and is an all-in-one security product delivering consolidated control and management over multiple security functions. The new line includes our application firewall/VPN software as a key component, along with a wide variety of additional new security capabilities. Four of the new Application Defenses™ security modules in the Sidewinder G2 Security Appliance are sold as customer-selected options. These options include: anti-virus, anti-spam, SSL termination and clientless VPN, and employee Web browsing controls.

We continue to find innovative distribution and partnership models to expand our presence in the strong authentication market with our SafeWord product line. In 2003, we introduced three new SafeWord offerings: SafeWord for Citrix MetaFrame, SafeWord for Check Point and SafeWord for Nortel Networks, which easily and cost effectively eliminate the risks associated with fixed passwords. These products are sold through our co-branding partners’ distribution channels. With the acquisition of N2H2, Inc. in October 2003, we further solidified our position as one of the world’s leading suppliers of

Web filtering. The aggregate purchase price was $20.5 million consisting primarily of 1.9 million shares of common stock.

We completed the acquisition of CyberGuard Corporation, a global provider of security solutions that protect critical components of the largest and most complex information networks for Global 2000 enterprises and government organizations, in January 2006. Under the definitive agreement, Secure Computing issued 0.5 shares of Secure Computing Common Stock and $2.73 in cash for each outstanding share of CyberGuard common stock. Secure Computing distributed to CyberGuard shareholders approximately 16.2 million shares. Secure Computing also assumed all outstanding and unexercised options to purchase CyberGuard Common Stock which are exercisable into approximately 3.2 million shares of Secure Computing Common Stock. Based on Secure Computing’s closing price of $14.40 on January 12, 2006, the market value of the transaction is approximately $324.7 million on a fully diluted basis.

In connection with the acquisition, Warburg Pincus, the global private equity firm and a leading investor in technology companies, invested $70 million in Secure Computing in the form of Series A Convertible Preferred Stock and warrants on January 12, 2006. The Series A Convertible Preferred Stock is convertible in shares of Common Stock at $13.51 per share, and includes a five percent dividend which shall be paid-in-kind for the first 54 months and thereafter may be paid in cash, at the option of Secure Computing. Warburg Pincus also received a warrant to purchase 1,000,000 shares of Secure Computing Common Stock at a price of $14.74.

Our address is 4810 Harwood Road, San Jose, California 95124, telephone number (408) 979-6100.

RISK FACTORS

You should carefully consider the following and other information contained in this prospectus before making an investment decision. If any of the events or circumstances described in the following risks actually occurs, our business, financial condition, or results of operations could be materially harmed. In that case, the trading price of our common stock could decline, and you may lose all or a part of your investment.

You should consider carefully whether an investment in Secure Computing is an appropriate investment for you. We do not intend to issue any dividends in the foreseeable future, so the only purpose of investment in shares of Secure Computing common stock is to enjoy a potential increase in the value of the shares of common stock. Because of the risks mentioned here, and other risks not mentioned specifically here, it is possible that shares of Secure Computing common stock will decline in value in the future. For at least some period of time in the future shares of Secure Computing common stock may decline in value. If you cannot afford to lose the full value of your investment, in either the short or long term, purchasing share of Secure Computing common stock is not appropriate for you.

We may be unable to integrate our operations successfully and realize all of the anticipated benefits of the merger with CyberGuard Corporation.

Our merger with CyberGuard involves the integration of two companies that previously have operated independently, which is a complex, costly and time-consuming process. The difficulties of combining the companies’ operations include, among other things:

•	Coordinating geographically disparate organizations, systems and facilities;

•	Integrating personnel with diverse business backgrounds;

•	Consolidating corporate and administrative functions;

•	Consolidating research and development, and manufacturing operations;

•	Coordinating sales and marketing functions;

•	Retaining key employees; and

•	Preserving the research and development, collaboration, distribution, marketing, promotion and other important relationships of the companies.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the combined company’s business and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies’ operations could harm the business, results of operations, financial condition or prospects of the combined company after the merger.

Among the factors considered by Secure Computing’s and CyberGuard’s boards of directors in connection with their approvals of the merger agreement were the opportunities for cost savings from operating efficiencies that could result from the merger. There can be no assurance that these savings will be realized within the time periods contemplated or that they will be realized at all. We cannot be certain that the integration of the two companies’ operations will result in the realization of the full benefits anticipated by the companies to result from the merger.

We have experienced operating losses in the past and may experience operating losses in the future.

In 2005, we had continuing operating profit. However, we have incurred losses in the past. If we are unable to attain operating profits in each quarter and for the year, our stock price may decline, which could cause you to lose part or all of your investment.

In 2005 we were cash flow positive, however, we have experienced negative cash flow in the past and may experience negative cash flow in the future. If, at that time, sources of financing are not available, we may not have sufficient cash to satisfy working capital requirements.

We believe that our current cash balances are sufficient to satisfy our working capital requirements for at least the next twelve months. We may need to obtain additional financing at that time or sooner if our plans change or if we expend cash sooner than anticipated. We currently do not have any commitments from third parties to provide additional capital. The risk to us is that if at any time we will need cash, financing from other sources may not be available on satisfactory terms or at all. Our failure to obtain financing at that time could result in our insolvency and the loss to investors of their entire investment in our common stock.

Warburg Pincus could have significant influence over us.

Warburg Pincus beneficially owns 100% of the outstanding shares of Secure Computing Series A Preferred Stock or 10.5% of Secure Computing common stock on a fully diluted basis. The shares of Series A Preferred Stock are convertible into shares of Common Stock at the holder’s option, at a rate determined by dividing the aggregate liquidation preference of the shares of Series A Preferred Stock to be converted by $13.51. This liquidation preference, and the shares of common stock issuable upon conversion of the Series A Preferred Stock, accretes at the rate of 5% per year, compounded semi-annually over time. Subject to certain exceptions and limitations, the liquidation preference shall accrete for 54 months from the date of issuance, giving Warburg Pincus approximately 6.4 million shares, or 13% of the Company on a fully accreted basis.

Also, Warburg Pincus holds a warrant to purchase 1,000,000 shares of common stock at an initial per share exercise price of $14.74. Additionally, Warburg Pincus is entitled to nominate a member to Secure Computing’s board of directors and the consent of the holders of the Series A Preferred Stock is required for certain corporate actions. Accordingly, Warburg Pincus could significantly influence the outcome of any corporate transaction or other matter submitted to the stockholders for approval. The interests of Warburg Pincus may differ from the interests of other stockholders.

Holders of our Series A Preferred Stock have rights that are senior to those of our Common Stock.

Holders of our Series A Preferred Stock are entitled to receive benefits not available to holders of our Common Stock. These benefits include, but are not limited to, the following:

•	beginning July 2010, shares of Series A Preferred Stock will be entitled to receive semi-annual dividends equal to 5.0% of the Series A Preferred Stock liquidation preference per year, which dividend may be paid in cash or added to the Series A Preferred Stock liquidation preference;

•	each share of Series A Preferred Stock has an initial liquidation preference of $100 and the liquidation preference accretes daily at an annual rate of 5.0%, compounded semi-annually;

•	upon a change of control of our company, Warburg Pincus may elect to (i) convert the shares of Series A Preferred Stock into shares of Common Stock and receive the consideration due to the holders of Common Stock upon conversion, or (ii) cause us to redeem the Series A Preferred Stock for cash at the liquidation preference then in effect;

•	if a change of control occurs within 5 years of the issuance of the Series A Preferred Stock, the liquidation preference shall be an amount equal to the liquidation preference then in effect plus a premium of (i) 15% if the change of control occurs prior to the first anniversary of the issuance of the Series A Preferred Stock, (ii) 10 % if the change of control occurs after the first anniversary of the issuance of the Series A Preferred Stock but prior to the second anniversary of the issuance of the Series A Preferred Stock, (iii) 5% if the change of control occurs after the second anniversary of the issuance of the Series A Preferred Stock but prior to the fourth anniversary of the issuance of the Series A Preferred Stock or (iv) 1% if the change of control occurs after the fourth anniversary of the issuance of the Series A Preferred Stock but prior to the fifth anniversary of the issuance of the Series A Preferred Stock;

•	holders of Series A Preferred Stock have rights to acquire additional shares of our capital stock or rights to purchase property in the event of certain grants, issuances or sales;

•	the conversion price of the Series A Preferred Stock, which initially shall be $13.51 per share, will be subject to customary broad-based weighted average anti-dilution adjustments and other customary adjustments;

•	the approval of holders of majority of the Series A Preferred Stock is separately required to (i) approve changes to our certificate of incorporation or bylaws that adversely affect Warburg Pincus’s rights, (ii) adopt any stockholder rights plan that would dilute the economic or voting interest of Warburg Pincus, (iii) incur certain debt, distribute assets, pay dividends or repurchase securities, (iv) create or issue any equity security with rights senior to or on parity with the Series A Preferred Stock, (v) increase the size of our board of directors above nine members and (vi) take any action that adversely affects the rights, preferences and privileges of the Series A Preferred Stock; and

•	for so long as Warburg Pincus and its affiliates owns at least 50% of its shares of Series A Preferred Stock, the holders of Series A Preferred Stock will have the right, voting as a separate class, to appoint one member to our board of directors.

The potential increase in revenue from our relationships with various vendors of communications, security, and network management products or managed services may be reduced by requirements to provide volume price discounts and other allowances and significant costs incurred in customizing our products.

Although we do not intend that such relationships be exclusive, we may be required to enter into an exclusive relationship or forego a significant sales opportunity. To the extent we become dependent on actions by such parties, we could be adversely affected if the parties fail to perform as expected. To minimize our risk, we often set minimum quotas with our customers as a condition of exclusivity.

Competition from companies producing enterprise network and data security products could reduce our sales and market share.

The market for network security products is intensely competitive and characterized by rapid technological change. We believe that competition in this market is likely to persist and to intensify as a result of increasing demand for security products. Each of our individual products competes with a different group of competitors and products. Because the market for our products is highly competitive, it may be difficult to significantly increase our market share or our share may actually decline.

Our customers’ purchase decisions are based heavily upon the quality of the security our products provide, the ease of installation and management, the ability to increase the numbers of individuals using our software simultaneously, and the flexibility of our software. If a competitor can offer our customers a better solution in these areas or others and we are unable to rapidly offer a competitive product, we may lose customers. Competitors with greater resources could offer new solutions rapidly and at relatively low costs which could lead to increased price pressure, reduced margins, and a loss of market share.

Many of our competitors and potential competitors have significantly greater financial, marketing, technical, and other competitive resources than we have. Our larger actual and potential competitors may be able to leverage an installed customer base and/or other existing or future enterprise-wide products, adapt more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products than we can. Additionally, we may lose product sales to these competitors because of their greater name recognition and reputation among potential customers.

Our future potential competitors could include developers of operating systems or hardware suppliers not currently offering competitive enterprise-wide security products, including Microsoft Corporation, Sun Microsystems, Inc., IBM, Computer Associates, and Hewlett Packard. If any of those potential competitors begins to offer enterprise-wide security systems as a component of its hardware, demand for our software could decrease. Ultimately, approaches other than ours may dominate the market for enterprise network and data security products.

In the future, we may also face competition from our competitors and other parties that develop or acquire network security products based upon approaches that we employ. There are no guarantees that our approach will dominate the market for network security products. While we believe that we do not compete against manufacturers of other classes of security products, such as encryption, due to the complementary functions performed by such other classes, our customers may perceive such other companies as our competitors.

Consolidation among competitors may erode our market share.

Current and potential competitors have established, or may in the future establish, cooperative relationships among themselves or with third parties to increase the ability of their products to address the needs of our prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. If this were to occur, it could materially and adversely affect the financial condition or results of our operations.

The trend toward multi-function security solutions may result in a consolidation of the market around a smaller number of vendors that are able to provide the necessary breadth of products and services. In the event that we are unable to internally develop all of the products needed for a complete, secure e-business solution, we may need to acquire such technology or be acquired by a larger entity. However, there can be no assurance that, in the event that we are not able to internally develop all of the products needed for an enterprise-wide security solution, we will be able to acquire or merge with other entities on terms favorable to us and our stockholders.

The pricing policies of our competitors may impact the overall demand for our product and our profitability.

Some of our competitors are capable of operating at significant losses for extended periods of time, enabling them to sell their products at a lower price. If we do not maintain competitive pricing, the demand for our products, as well as our market share, may decline, having an adverse effect on our business. From time to time, in responding to competitive pressures we lower the price of our products. When this happens, if we are unable to reduce our component costs or improve operating efficiencies, our margins will be adversely affected.

Other vendors may include products similar to ours in their hardware or software and render our products obsolete.

In the future, vendors of hardware and of operating system or other software may continue to enhance their products or bundle separate products to include functions that are currently provided primarily by network security software. If network security functions become standard features of computer hardware or of operating system software or other software, our products may become obsolete and unmarketable, particularly if the quality of these network security features is comparable to that of our products. Furthermore, even if the network security and/or management functions provided as standard features by hardware providers or operating systems or other software is more limited than that of our products, our customers might accept this limited functionality in lieu of purchasing additional software. Sales of our products would suffer materially if we were then unable to develop new network security and management products to further enhance operating systems or other software and to replace any obsolete products.

If an OEM customer reduces or delays purchases, our revenue may decline and/or our business could be adversely affected.

We currently have formed relationships with several OEMs including Cisco, Blue Coat, and Network Appliance. If we fail to sell to such OEMs in the quantities expected, or if any OEM terminates our relationship, this could adversely affect our reputation, the perception of our products and technology in the marketplace or the growth of our business, and your investment in our common stock may decline in value.

Technology in the network security market is changing rapidly, and if we fail to develop new products that are well accepted, our market share will erode.

To compete successfully, we must enhance our existing products and develop and introduce new products in a timely manner. Our net sales and operating results could be materially affected if we fail to introduce new products on a timely basis. The rate of new network security product introductions is substantial, and security products have relatively short product life cycles. Our customer requirements and preferences change rapidly. Our net sales and operating results will be materially affected if the market adopts as industry standards, solutions other than those we employ.

Denial of our patent applications or invalidation or circumvention of our patents may weaken our ability to compete in the network security market.

While we believe that our pending applications relate to patentable devices or concepts, there can be no assurances that any pending or future patent applications will be granted. There is also the risk that a current or future patent, regardless of whether we are an owner or a licensee of such patent, may be challenged, invalidated, or circumvented. In addition, there are no assurances that the rights granted under a patent or under licensing agreements will provide competitive advantages to us.

If another party alleges that we infringe its patents or proprietary rights, we may incur substantial litigation costs.

We are not aware of any third-party claims that we or our products have infringed a patent or other proprietary rights. However, the computer technology market is characterized by frequent and substantial intellectual property litigation. Intellectual property litigation is complex and expensive, and the outcome of such litigation is difficult to predict. In the event that a third party were to make a claim of infringement against us, we could be required to devote substantial resources and management time to the defense of such claim, which could have a material adverse effect on our business and results of operations.

Disclosure of our trade secrets or proprietary information may undermine our competitive advantages.

There can be no assurances that the confidentiality agreements protecting our trade secrets and proprietary expertise will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

If the use of public switched networks such as the Internet does not continue to grow, our market and ability to sell our products and services may be limited.

Our sales also depend upon a robust industry and infrastructure for providing access to public switched networks, such as the Internet. If the infrastructure or complementary products necessary to take these networks into viable commercial marketplaces are not developed or, if developed, these networks do not become and continue to be viable commercial marketplaces, our net sales and operating results could suffer.

Our reliance on third party manufacturers of hardware components that are used in our Sidewinder appliance and SafeWord token product lines could cause a delay in our ability to fill orders.

We currently purchase the hardware components for our Sidewinder appliance product line from one major supplier. For fulfillment of our SafeWord token sales, we source through two suppliers. Delays in receiving components would harm our ability to deliver our products on a timely basis and net sales and operating results could suffer.

Our product lines are not diversified beyond providing network security solutions to our customers, and any drop in the demand for network security products would materially harm our business.

Substantially all of our revenue comes from sales of enterprise network security products and related services. We expect this will continue for the foreseeable future. As a result, if for any reason our sales of these products and services are impeded, our net sales and operating results will be significantly reduced.

Our stock price is highly volatile, which may cause our investors to lose money and may impair our ability to raise money, if necessary.

The price of our common stock, like that of many technology companies, has fluctuated widely. During 2005, our stock price ranged from a per share high of $14.70 to a low of $7.38. Fluctuation in our stock price may cause our investors to lose money and impair our ability to raise additional capital, if necessary. Factors that may affect stock price volatility include:

•	Unexpected fluctuations in operating results;

•	Secure Computing or its competitors announcing technological innovations or new products;

•	General economic conditions and weaknesses in geographic regions of the world;

•	Threat of terrorist attacks or acts of war in the United States or abroad;

•	Developments with respect to Secure Computing’s patents or other proprietary rights or those of its competitors;

•	Our ability to successfully execute our business plan and compete in the network security industry;

•	Relatively low trading volume;

•	Product failures; and

•	Analyst reports and media stories.

If our products fail to function properly or are not properly designed, our reputation may be harmed, and customers may make product liability and warranty claims against us.

Our customers rely on our information security products to prevent unauthorized access to their networks and data transmissions. These customers include major financial institutions, defense-related government agencies protecting national security information, and other large organizations. These customers use our products to protect confidential business information with commercial value far in excess of our net worth. Therefore, if our products malfunction or are not properly designed, we could face warranty and other legal claims, which may exceed our ability to pay. We seek to reduce the risk of these losses by attempting to negotiate warranty disclaimers and liability limitation clauses in our sales agreements and by maintaining product liability insurance. However, these measures may ultimately prove ineffective in limiting our liability for damages.

In addition to any monetary liability for the failure of our products, an actual or perceived breach of network or data security at one of our customers could harm the market’s perception of our products and our business. The harm could occur regardless of whether that breach is attributable to our products.

We also face the more general risk of bugs and other errors in our software. Software products often contain undetected errors or bugs when first introduced or as new versions are released, and software products or media may contain undetected viruses. Errors or bugs may also be present in software that we license from third parties and incorporate into our products. Errors, bugs, or viruses in our products may result in loss of or delay in market acceptance, recalls of hardware products incorporating the software, or loss of data. Our net sales and operating results could be materially reduced if we experience delays or difficulties with new product introductions or product enhancements.

If we lose a significant customer, we will realize smaller profits.

We derive a significant portion of our revenues from a limited number of customers. For example, our top five customers in products and services made up 27% of our revenue in 2005. If we lose any of these customers or if our revenues from any of these customers are reduced, and we fail to replace the customer or fail to increase revenues from other customers, we will realize smaller profits.

If we fail to collect amounts due from our customers on a timely basis, our cash flow and operating results may suffer.

Because the timing of our revenues is difficult to predict and our expenses are often difficult to reduce in the short run, management of our cash flow is very important to us. Like most companies, we anticipate that a portion of the amounts owed to us will never be paid. However, if our actual collection of amounts owed to us is less than we have estimated, we will have less cash to fund our operations than we anticipated, and our financial condition and operating results could be adversely affected.

In addition, collection of amounts due us from sales to international customers generally takes longer than for other sales. Therefore, if our sales to international customers increase as a percentage of our total revenue, the average number of days it takes for us to collect amounts due from our customers may increase. If there is an increase in the time required for us to collect amounts due us, we will have less cash to fund our operations than we anticipated. This in turn could adversely affect our financial condition and operating results.

We have taken and may from time to time take various forms of action to manage the amounts due us from customers and grant customer discounts in exchange for earlier payment.

Quarterly revenues and operating results depend on the volume and timing of orders received, which may be affected by large individual transactions and which sometimes are difficult to predict.

Our quarterly operating results may vary significantly depending on a number of other factors, including:

•	The timing of the introduction or enhancement of products by us or our competitors;

•	The size, timing, and shipment of individual orders;

•	Market acceptance of new products;

•	Changes in our operating expenses;

•	Personnel departures and new hires and the rate at which new personnel become productive;

•	Mix of products sold;

•	Changes in product pricing;

•	Development of our direct and indirect distribution channels;

•	Costs incurred when anticipated sales do not occur; and

•	General economic conditions.

Sales of our products generally involve a significant commitment of capital by customers, with the attendant delays frequently associated with large capital expenditures. For these and other reasons, the sales cycle for our products is typically lengthy and subject to a number of significant risks over which we have little or no control. We are often required to ship products shortly after we receive orders, and consequently, order backlog, if any, at the beginning of any period has in the past represented only a small portion, if any, of that period’s expected revenue. As a result, our product revenue in any period substantially depends on orders booked and shipped in that period. We typically plan our production and inventory levels based on internal forecasts of customer demand, which are highly unpredictable and can fluctuate substantially.

If customer demand falls below anticipated levels, it could seriously harm our operating results. In addition, our operating expenses are based on anticipated revenue levels, and a high percentage of our expenses are generally fixed in the short term. Based on these factors, a small fluctuation in the timing of sales can cause operating results to vary significantly from period to period.

The Internet may become subject to increased regulation by government agencies.

Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics, and quality of products and services. In addition, the adoption of laws or regulations may slow the growth of the Internet, which could in turn decrease the demand for our products and increase our cost of doing business or otherwise have an adverse effect on our business, operating results or financial condition.

Anti-takeover provisions in our charter documents, share right agreement, and Delaware law could discourage a takeover or future financing.

The terms of our certificate of incorporation and share right agreement permit our Board of Directors to issue up to 2,000,000 shares of preferred stock and determine the price, rights, preferences, privileges, and restrictions, including voting rights, of those shares without any further vote or action by our stockholders.

The Board may authorize the issuance of preferred stock with voting or conversion rights that could materially weaken the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of our outstanding voting stock. Further, provisions of Delaware law, our certificate of incorporation and our bylaws, such as a classified board and limitations on the ability of stockholders to call special meetings, and provisions of our shareholders’ rights agreement could delay or make more difficult a merger, tender offer, proxy contest, or other takeover attempts.

The ability to attract and retain highly qualified personnel to develop our products and manage our business is extremely important, and our failure to do so could harm our business.

We believe our success depends to a large extent upon a number of key technical and management employees. We may be unable to achieve our revenue and operating performance objectives unless we can attract and retain technically qualified and highly skilled engineers and sales, consulting, technical, financial, operations, marketing, and management personnel. These personnel are particularly important to our research and development efforts and to our growing professional service business, where we employ a large number of technical personnel holding advanced degrees and special professional certification. Competition for qualified personnel is intense, and we expect it to remain so for the foreseeable future. We may not be successful in retaining our existing key personnel and in attracting and retaining the personnel we require. Our operating results and our ability to successfully execute our business plan will be adversely affected if we fail to retain and increase our key employee population.

Our international operations subject us to risks related to doing business in foreign countries. International sales are a substantial portion of our business.

Although almost all of our sales are payable in U.S. dollars, several factors could make it difficult for customers from foreign countries to purchase our products and services or pay us for obligations already incurred. Such factors include:

•	Severe economic decline in one of our major foreign markets; and

•	Substantial decline in the exchange rate for foreign currencies with respect to the U.S. dollar.

A decline in our international sales or collections of amounts due us from customers could materially affect our operations and financial conditions. For fiscal year 2005, 38% of our total sales came from international sales compared to 31% in 2004. A very large drop in our sales or collections of amounts due us in these specific countries as a result of recession or other economic or political disturbances would likely harm our net sales and operating results.

In addition, we face a number of general risks inherent in doing business in international markets including, among others:

•	Unexpected changes in regulatory requirements;

•	Tariffs and other trade barriers;

•	Legal uncertainty regarding liability;

•	Threat of terrorist attacks or acts of war;

•	Political instability;

•	Potentially greater difficulty in collecting amounts due to us;

•	Longer periods of time to collect amounts due to us; and

•	A higher rate of piracy of our products in countries with a high incidence of software piracy.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Forward looking statements made in this prospectus or in the documents incorporated by reference in this prospectus that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A number of risks and uncertainties, including those discussed under the caption “Risk Factors” above and the documents incorporated by reference in this prospectus could affect such forward-looking statement and could cause actual results to differ materially from the statements made.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares offered by this prospectus. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholder, as described below. See the sections entitled “Selling Stockholder” and “Plan of Distribution.”

SELLING STOCKHOLDER

The following table sets forth the number of shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by the selling stockholder, assuming accretion of the liquidation preference of the Series A Preferred Stock for 54 months from the date of issuance prior to conversion, as well as the number of shares of Common Stock issuable upon exercise of warrants held by the selling stockholder as of February 1, 2006 with respect to the selling stockholder. The shares are being registered to permit public secondary trading of the shares, and the selling stockholder may offer the shares for resale from time to time. This registration statement shall also cover any additional shares of our Common Stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction or pursuant to applicable anti-dilution provisions effected without the receipt of consideration which results in an increase in the number of outstanding securities of any class or series or in the number of securities that may be issued upon exercise or conversion of any securities. We are unable to determine the exact number of shares that actually will be sold by the selling stockholder. We do not know how long the selling stockholder will hold the shares before selling them. We assume the selling stockholder will sell all shares offered by the selling stockholder in this prospectus.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the entity named in the table below has sole voting and investment power with respects to all shares of common stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 53,643,528 shares of common stock outstanding on February 1, 2006.

The selling stockholder has not had any material relationship with us or any of our predecessors or affiliates within the last three years. The selling stockholder is not a broker-dealer or an affiliate of broker-dealers. The selling stockholder acquired the shares being offered in this prospectus in the ordinary course of business and at the time of acquisition the selling stockholder did not have a direct or indirect agreement or understanding with any person to distribute such shares. Information about the selling stockholder may change over time. Any changed information given to us by the selling stockholder will be set forth in prospectus supplements if and when necessary.

					Percentage of Shares of Common Stock Owned
Selling Stockholder (1)	Number of Shares of Common Stock Beneficially Owned Before the Offering (2)		Number of Shares of Common Stock to be Resold in the Offerings (3)	Shares Offered by this Prospectus	Before Offering of the Resale Shares	After Offering of the Resale Shares (4)
Warburg Pincus Private Equity IX, L.P.(5)	6,181,347	(6)	7,470,792	7,470,792	13.9%	*

*	Less than 1.0%

(1)	This table is based upon information supplied to us by the selling stockholder.

(2)	Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power”, which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which he or she has no economic or pecuniary interest. Except as set forth in the footnotes below, the persons named below have sole voting and investment power with respect to all shares of our common stock shown as being beneficially owned by them. A person also is deemed to be a beneficial owner of any securities which that person has the right to acquire within 60 days.

(3)	Represents the number of shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by the selling stockholder, assuming accretion of the liquidation preference of the Series A Preferred Stock for 54 months from the date of issuance prior to conversion, as well as the number of shares of Common Stock issuable upon exercise of warrants held by the selling stockholder.

(4)	For the purposes of computing the number of shares of common stock to be held by the selling stockholder after the conclusion of the offering, we have assumed for purposes of the table above that the selling stockholder will sell all of the shares of common stock issuable upon conversion of shares of Series A Preferred Stock and all of the common stock issuable upon exercise of warrants offered by this prospectus, and that any other shares of common stock beneficially owned by these selling stockholder will continue to be beneficially owned.

(5)	Warburg Pincus & Co. is the sole general partner of Warburg Pincus. In connection with the investment by Warburg Pincus, we agreed that for so long as Warburg Pincus and its affiliates continue to own at least 50% of the shares of Series A Preferred Stock issued to Warburg Pincus in connection with the private placement transaction (including as owned and outstanding the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and exercise of the warrants to purchase Common Stock issued to Warburg Pincus), Warburg Pincus will be permitted to designate for election one individual to our board of directors. Cary Davis, a managing director of Warburg, Pincus & Co., has served as a director of Secure Computing Corporation since January 12, 2006 pursuant to such designation. In addition, for so long as Warburg Pincus has the right to designate a member of our board of directors, it shall also have the right to have one observer attend meetings of the board of directors.

(6)	Includes 1,000,000 shares issuable upon the exercise of warrants.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. The selling stockholder will act independently of Secure Computing in making decisions with respect to the timing, manner and size of each sale. The selling stockholder may sell the shares being offered hereby on the Nasdaq National Market, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, at varying prices or at negotiated prices. The shares offered hereby may be sold, without limitation, by one or more of the following means of distribution: (a) a block trade in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus; (c) an over-the-counter distribution in accordance with the rules of the Nasdaq National Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) in privately negotiated transactions. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

In connection with distributions of the shares offered hereby or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our Common Stock in the course of hedging the positions they assume with selling stockholders. The selling stockholder may also sell our Common Stock short and deliver the shares offered hereby to close out such short positions. The selling stockholder may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered hereby, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholder may also pledge the shares offered hereby to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares offered hereby that qualify for sale pursuant to Rule 144 may, at the option of the holder thereof, be sold under Rule 144 rather than pursuant to this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholder and/or purchasers of the shares offered hereby (and, if it acts as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholder. Broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholder. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales, may pay to or receive from the purchasers of such shares commissions computed as described above.

To comply with the securities laws of certain states, if applicable, the shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares offered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of the shares offered hereby in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholder and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling stockholder may indemnify any broker-dealer than participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon by Heller Ehrman LLP, Menlo Park, California.

EXPERTS

Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other documents with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You should call 1-800-SEC-0330 for more information on the public reference room. The SEC maintains an Internet site at http://www.sec.gov where you can find certain information regarding issuers (including Secure Computing).

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following documents filed or to be filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005;

(b)	The Registrant’s Current Reports on Forms 8-K, dated as of January 10, 2006, January 31, 2006 and March 3, 2006;

(c)	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on October 27, 1995 under the Exchange Act, as amended, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission Registration Fee.

Securities and Exchange Commission Registration Fee	$9,952.22
Accounting Fees	$7,000.00
Legal Fees and Disbursements	$23,000.00
Printing Fees and Miscellaneous Expenses	$5,047.78

Total	$45,000.00

ITEM 15.	INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Our Certificate of Incorporation limits, to the maximum extent permitted by Delaware law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. Our Bylaws provide that we will indemnify our officers and directors and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with our officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements require us, among other things to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors’ and officers’ insurance, if available on reasonable terms. We believe that these agreements are necessary to attract and retain qualified persons as directors and officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify a director, officer, employee or agent made a party to an action by reason of that fact that he or she was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

ITEM 16.	EXHIBITS.

A. EXHIBITS

EXHIBIT NO.		DESCRIPTION

5.1	*	Opinion of Heller Ehrman LLP.

23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	*	Consent of Heller Ehrman LLP (contained in opinion filed as Exhibit 5.1).

24.1	*	Power of Attorney (contained in signature page).

*	Previously filed as an exhibit to this registration statement

ITEM 17.	UNDERTAKINGS.

A. The undersigned Secure Computing Corporation hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (i) and (ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Secure Computing Corporation pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and paragraphs (i), (ii) and (iii) do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Secure Computing Corporation pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That: (i) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Secure Computing Corporation pursuant to the provisions described under Item 14 above, or otherwise, Secure Computing Corporation has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Secure Computing Corporation of expenses incurred or paid by a director, officer or controlling person of Secure Computing Corporation in the successful defense of any action, suit or proceeding) is asserted against Secure Computing Corporation by such Director, officer or controlling person in connection with the securities being registered, Secure Computing Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Secure Computing Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in San Jose, State of California, on April 10, 2006.

SECURE COMPUTING CORPORATION

/s/ John E. McNulty
John E. McNulty
President, Chief Executive Officer (Principal Executive Officer) and Chairman of the Board of Directors

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ John E. McNulty John E. McNulty	Chairman, President and Chief Executive Officer (Principal Executive Officer)	April 10, 2006

/s/ Timothy J. Steinkopf* Timothy J. Steinkopf	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 10, 2006

/s/ Robert J. Frankenberg* Robert J. Frankenberg	Director	April 10, 2006

/s/ James F. Jordan* James F. Jordan	Director	April 10, 2006

/s/ Stephen M. Puricelli* Stephen M. Puricelli	Director	April 10, 2006

/s/ Eric P. Rundquist* Eric P. Rundquist	Director	April 10, 2006

/s/ Alexander Zakupowsky, Jr.* Alexander Zakupowsky, Jr.	Director	April 10, 2006

/s/ Richard L. Scott* Richard L. Scott	Director	April 10, 2006

/s/ Cary Davis* Cary Davis	Director	April 10, 2006

/s/ John E. McNulty John E. McNulty *Attorney-in-fact		April 10, 2006

SECURE COMPUTING CORPORATION

EXHIBIT INDEX

A. EXHIBITS

EXHIBIT NO.	DESCRIPTION

5.1*	Opinion of Heller Ehrman LLP.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Heller Ehrman LLP (contained in opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (contained in signature page).

*	Previously filed as an exhibit to this registration statement